GRANT NOTICE
Executive Special RSUs
[Participant Name]

Amount of Award:	______ Restricted Stock Units	Grant Date:	_________ ___, 2024
Governing Plan:	2021 Incentive Plan	Vesting Date:	March 2, 2029
You have been granted a special restricted stock unit (“RSU”) award by First Horizon Corporation (“FH”). This award of RSUs is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by administrative policies, practices, and procedures (“Procedures”) of the Compensation Committee of FH’s board of directors that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FH’s stock ownership guidelines and two policies (collectively, the “Policy”) as in effect during the vesting period: the Compensation Recovery Policy and, to the extent applicable to this award and to you, the Erroneously Awarded Compensation Recovery Policy. Amendments to any of those documents after the Grant Date may apply to this award.
No part of this award is earned until that part vests. This award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment—you must remain continuously employed by FH or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death or permanent disability, forfeiture will be avoided and vesting will be accelerated and (c) if your termination occurs because of approved retirement, forfeiture will be avoided, and this award will receive Continued Vesting treatment, in whole or part to the extent the approval so provides. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and, as applicable, apply pro-rationing. Payment of your RSU award may be suspended pending any such determinations and approvals.
To be considered for retirement approval, you must be either (i) at least age 65 with at least 5 years of service, or (ii) at least age 55 with at least 15 years of service. Retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from zero forfeiture or ordinary Continued Vesting typically being implemented at that time. The general requirements to approve retirement are described in the Procedures.
Other forfeiture provisions apply to this RSU award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FH the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FH or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FH or any and all of its subsidiaries or affiliates. The restrictions in (2) apply only to employees who work in, and to customers which reside in or have a place of business in, one or more of the counties and parishes that comprise the “Territory” applicable to the year in which the Grant Date falls. A list of the counties and parishes that comprise the Territory for this award has been made available to you at the time you accept this award, and is available to you at any time on request (see the final paragraph of this notice). The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this RSU award, you acknowledge that FH may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.
The Committee reserves the right, in its sole discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any such discretionary waiver or acceleration. If a request for a waiver were granted, only the units not covered by the waiver would forfeit.
This award is governed by the substantive laws of Tennessee, without regard to conflicts of laws principles. To the extent applicable to this award and to you, the forfeiture and recovery provisions of this award, and of the Policy and Procedures, may be limited by the laws of another state associated with where you live or work. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as

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applied to this particular award, then those provisions shall be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provision to the maximum extent possible, consistent with applicable state law as applied to this award and to you.
RSUs are not shares of stock, have no voting rights, and are not transferable. If explicitly permitted by the Committee and FH, you may make a beneficiary designation that will direct FH to treat your beneficiary as the owner of this award after you die. Any such designation, if permitted at all, will be effective only if done in compliance with the Procedures and the rules of FH’s administrative vendor for stock awards in effect at the time of designation. Also, the effectiveness of designations will be subject to all conditions and limitations contained in the Procedures and in the rules of that vendor in effect at the time of your death.
Each RSU that vests will result in one share of FH common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, FH may choose to pay all or a portion of vested RSUs in cash, based on the fair market value of FH common stock on the Vesting Date.
Your RSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each RSU were an outstanding share. To the extent that RSUs vest, the accumulated dividend equivalents associated with vested RSUs will be paid in cash shortly after vesting. Dividend equivalents associated with forfeited RSUs likewise are forfeited.
The number of RSUs will be adjusted proportionately in the event of a stock split or a common stock dividend to avoid any enlargement or dilution of value. Subject to the Governing Plan and Procedures, in each such adjustment RSUs will be rounded down to the nearest whole unit; any fractional RSU will be disregarded.
This award, if paid, will result in taxable income for you. Your withholding and other taxes will depend upon FH’s stock value on the Vesting Date and the amount of dividend equivalents paid to you. As of the Grant Date, the Procedures provide that FH will withhold shares and cash at vesting in the amount necessary to cover your withholding taxes; however, the Procedures may be changed at any time.
You are not permitted to make any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, this award will forfeit.
Questions about your RSU award?
Important information concerning the Governing Plan and this RSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RSU award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at 800-823-0217. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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